FOAMEX INTERNATIONAL Agrees To $12.00 Revised Cash Buyout Proposal From Trace International Holdings, Inc.

                            LINWOOD, PA. -- (BUSINESS WIRE) -- Nov. 6, 1998 --

Merger Subject to the Approval of the Majority of Stockholders Voting Other than Trace and its Affiliates. Tender Offers Terminated as a Result of New Financing Structure.

         Foamex International Inc. (NASDAQ: FMXI) announced today that it has signed a new definitive merger agreement to merge with a wholly owned subsidiary of Trace International Holdings, Inc., the Company's principal shareholder. Under the terms of the agreement, signed on November 5, 1998, each Foamex shareholder, other than Trace and its subsidiaries, would receive $12.00 per share in cash upon consummation of the merger.

         Foamex also announced that Trace had delivered to the Foamex Board a notice terminating the Merger Agreement entered into on June 25, 1998, which had provided a price of $18.75 per share, on the grounds that the financing condition was incapable of being satisfied.

         On October 15, 1998, Trace informed Foamex that due to a deterioration in conditions in the worldwide capital markets, Trace had been informed that it would be unable to obtain the debt financing necessary for the merger transaction contemplated by the June 25 agreement, and submitted a revised proposal to the Foamex Board to acquire all of the outstanding shares of Foamex common stock not owned by Trace and its subsidiaries for $12.00 per share in cash. The $12.00 per share offer was considered first by a Special Committee of the Board. On November 2, 1998, The Beacon Group Capital Services, L.L.C., the financial advisor to the Special Committee, rendered its opinion that $12.00 per share was not fair to the public shareholders of Foamex from a financial point of view. Based on such opinion, the Special Committee recommended that the revised offer not be accepted by the Board. At that time, the Board determined to continue to negotiate with Trace.

         At a meeting held on November 5, 1998, the Foamex Board, after receiving the advice of Ramius Capital Group L.L.C., its financial advisor, that the $12.00 per share price was fair to the public shareholders of Foamex from a financial point of view, approved the revised Trace offer by a vote of five in favor and two opposed.

         Trace delivered to the Foamex Board a commitment letter from The Bank of Nova Scotia, CIBC Oppenheimer Corp. and Canadian Imperial Bank of Commerce providing for the financing of the $800 million necessary for the merger.

         Pursuant to the Merger Agreement, Trace has agreed that the majority of Foamex shareholders voting on the matter, other than Trace and its affiliates, must
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approve the merger. Consummation of the merger is also subject to obtaining financing for the transaction pursuant to the terms of the commitment letter or on other terms not materially less favorable to Trace as well as certain other conditions, which may be waived by the parties, including no pending litigation affecting the merger. Trace and Foamex expect to close the merger in 1998; however, there can be no assurance that the closing will occur, or that if it does occur, that it will not be delayed beyond such date.

         The new merger agreement has eliminated any break-up fee and permits the Foamex Board to seek out, and to consider superior proposals. However, the Company's principal shareholder has reserved its right as to any sale of its shares.

         Trace and its subsidiaries beneficially own approximately 11,525,000 shares of Foamex common stock, or approximately 46% of the outstanding common stock. The Company has 25,014,823 shares of common stock outstanding.

         As a result of the financing structure in the new transaction, Foamex L.P., an indirect wholly owned subsidiary of the Company, has terminated the outstanding tender offers for two issues of public debt.

         Foamex manufactures and markets flexible polyurethane and advanced polymer foam products in North America. Foamex operates under four business units; Foam Products, which includes consumer, cushioning, furniture and bedding products; Carpet Cushion Products; Automotive Products; and Technical Products.

         For more information about Foamex, visit its web site at http:\\www.foamex.com

Editors note: Foamex's company logo and executive photos can be retrieved in digital form by media without any charge from Wieck Photo Database (972) 392-0888.

Contact:          Marisa Jacobs
                  Emma Murphy
                  Gavin Anderson & Co.
                  (212) 373-0200
or
                  David E. Bright
                  Foamex International Inc.
                  (212) 230-0488

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